Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2019 and

Reaffirms Full Year 2019 Guidance

CONCORD, NC (May 1, 2019) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2019 total revenues of $107.9 million, net income of $8.6 million or $0.21 per diluted share, and adjusted non-GAAP net income of $8.8 million or $0.22 per diluted share. These non-GAAP results were within management’s expectations, and SMI reaffirmed its full year 2019 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below.

These results are not directly comparable quarter-over-quarter because Texas Motor Speedway held one NASCAR Monster Energy Cup and one Xfinity Series racing event in the first quarter 2019 that were held in the second quarter 2018, and one Gander Outdoors Truck Series racing event in the first quarter 2019 that was held in the fourth quarter 2018.

The Company’s admissions and certain event related revenues were negatively impacted by poor weather surrounding NASCAR racing weekends at Atlanta, Las Vegas and Texas Motor Speedways this period. Management continues to believe many revenue categories are negatively impacted by changing demographics, evolving media content consumption, the lingering effects of lower consumer and corporate spending, and underemployment in certain demographic groups.

First Quarter Comparison:
●	Total revenues of $107.9 million in 2019 compared to $76.0 million in 2018
●	Accelerated depreciation and removal costs on retired assets aggregating $360,000 pre-tax, $266,000 after tax or $0.01 per diluted share in 2019
●	Net income of $8.6 million or $0.21 per diluted share in 2019 compared to a net loss of $2.3 million or $0.06 per diluted share in 2018
●	Adjusted non-GAAP net income of $8.8 million or $0.22 per diluted share in 2019 compared to an adjusted non-GAAP net loss of $2.3 million or $0.06 per diluted share in 2018

Non-GAAP Financial Information and Reconciliation

Net income or loss, and diluted earnings or loss per share, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended
	March 31:
	2019	2018
Net income (loss) using GAAP	$8,554	$(2,320)
Accelerated depreciation on retired assets, pre-tax	360	–
Income tax effect of non-GAAP adjustment	(94)	–
Non-GAAP net income (loss)	$8,820	$(2,320)

Consolidated diluted earnings (loss) per share using GAAP	$0.21	$(0.06)
Accelerated depreciation on retired assets, pre-tax	0.01	–
Income tax effect of non-GAAP adjustment	(0.00)	–
Non-GAAP diluted earnings (loss) per share	$0.22	$(0.06)

We are modernizing select seating and other areas at our Las Vegas speedway for fan enhancements and alternative marketing purposes, and recorded associated non-cash, pre-tax charges for accelerated depreciation in the first quarter 2019.

Significant 2019 First Quarter Racing Events

●	Atlanta Motor Speedway - NASCAR Folds of Honor QuikTrip 500 Monster Energy Cup, Rinnai 250 Xfinity and Ultimate Tailgating 200 Gander Outdoors Truck Series racing events
●	Las Vegas Motor Speedway - NASCAR Pennzoil 400 Monster Energy Cup, Boyd Gaming 300 Xfinity and Strat 200 Gander Outdoors Truck Series racing events
●	Texas Motor Speedway - NASCAR O’Reilly Auto Parts 500 Monster Energy Cup, My Bariatric Solutions 300 Xfinity and Vankor 350 Gander Outdoors Truck Series racing events

2019 Earnings Guidance

The Company reaffirmed that first quarter 2019 results are consistent with its previous full year 2019 non-GAAP earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and food costs and continuing underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

On February 12, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 15, 2019 to shareholders of record as of March 1, 2019. On April 23, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 5, 2019 to shareholders of record as of May 15, 2019. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the first quarter 2019, the Company repurchased 61,000 shares of common stock for approximately $1.0 million under its stock repurchase program. As of March 31, 2019, the Company has repurchased 5,116,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 884,000.

As previously disclosed, the Company’s Board of Directors received a non-binding proposal on April 23, 2019 from Sonic Financial Corporation, a company owned and controlled by O. Bruton Smith and his family (“Sonic Financial”), to acquire all of the outstanding shares of common stock of the Company, other than the shares held by Sonic Financial, O. Bruton Smith, his family and entities controlled by Mr. Smith and his family, for cash consideration of $18.00 per share. On April 24, 2019, the Company suspended its stock repurchase program. There can be no assurance that the Company will resume repurchases under the program. In addition, no decisions have been made regarding the Company’s response to the Sonic Financial proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that this or any other transaction will be approved or consummated.

Comments

“Our strong first quarter 2019 results, reflecting that Texas Motor Speedway’s spring NASCAR race weekend was held in last year’s second quarter, were within our expectations,” stated Speedway Motorsports Chief Executive Officer and President, Marcus G. Smith. “Looking forward, we have already sold all of our NASCAR Monster Energy Cup and most Xfinity event sponsorships for 2019, and many for several years beyond this year. We are continuing SMI’s long-standing history of striving to provide long-time loyal and new fans with top-quality, exciting entertainment that cannot be duplicated at home or other venues. For example, we are expanding legroom and adding drink rails in many areas at certain speedways for fan comfort. We believe fans will greatly enjoy the increased space, easier mobility and expanded comfort for consuming food and beverages.”

Mr. Smith continued, “SMI also continues to expand its fan-zone entertainment and social gathering areas. These areas offer our fans and corporate customers new premium hospitality services similar to high-end ‘taverns’ or ‘pubs’, many with outdoor decks and locations near our on-track restart zones. Importantly, we and our race fans always want good weather. And to help reduce weather concerns, we continue to offer ‘The SMI Weather Guarantee’ for purchased tickets to NASCAR races at our eight speedways. This ticket protection program has been well received by fans. SMI, NASCAR and the broadcasters are all working harder than ever to capture new fans and new markets, and capitalize on the new and evolving media market consumption.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports, added, “Our management team continues to execute SMI’s long-term strategic business model of restrained capital spending, debt reduction, and dividend programs. SMI’s long-term contracted revenue streams remain strong. Our sport’s ten-year NASCAR broadcasting agreements run through 2024, and our other multi-year arrangements are substantial. SMI’s management team is focused on expanding the use of our first class facilities and premium markets with new motorsports and non-motorsports activities to generate stronger revenue streams. The pace of positive changes for SMI and our sport are only likely to increase, and provide us with expanding opportunities for improving long-term profitability.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results, and financial results and statements relating to the proposed acquisition of the Company by Sonic Financial. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, income taxes, the ability of the parties to successfully negotiate a proposed acquisition on the terms proposed or at all, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 5725459. A webcast of the call can be accessed at our website at www.speedwaymotorsports.com under “Investors”, and a replay of the call will be available today at 12:00 Noon (ET) for one year. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2019 and 2018

(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2019	3/31/2018 (a)
Revenues:
Admissions	$14,350	$10,863
Event related revenue	28,477	20,989
NASCAR broadcasting revenue	57,645	36,741
Other operating revenue	7,416	7,370
Total Revenues	107,888	75,963
Expenses and Other:
Direct expense of events	16,670	13,333
NASCAR event management fees	32,865	20,552
Other direct operating expense	5,245	4,872
General and administrative	25,277	24,393
Depreciation and amortization	13,524	13,090
Interest expense, net	2,768	2,957
Other (income) expense, net	(54)	51
Total Expenses and Other	96,295	79,248
Income (Loss) Before Income Taxes	11,593	(3,285)
Income Tax (Provision) Benefit	(3,039)	965
Net Income (Loss)	$8,554	$(2,320)

Basic Earnings (Loss) Per Share	$0.21	$(0.06)
Weighted average shares outstanding	40,846	40,982

Diluted Earnings (Loss) Per Share	$0.21	$(0.06)
Weighted average shares outstanding	40,847	40,982

Major NASCAR-sanctioned Events Held During Period	6	4

(a) Amounts for 2018 comport with full year 2018 presentation

Certain Racing Schedule Changes and Events Affected by Poor Weather:

•

Texas Motor Speedway held one NASCAR Monster Energy Cup and one Xfinity Series racing event in the first quarter 2019 that were held in the second quarter 2018, and one Gander Outdoors Truck Series racing event in the first quarter 2019 that was held in the fourth quarter 2018

•

Poor weather surrounded NASCAR Monster Energy Cup weekends at Atlanta, Las Vegas and Texas Motor Speedways in the first quarter 2019, and at Atlanta and Las Vegas Motor Speedways in the first quarter 2018

BALANCE SHEET DATA	3/31/2019	12/31/2018
Cash and cash equivalents	$68,619	$80,568
Total current assets	157,353	120,954
Property and equipment, net	929,813	936,551
Goodwill and other intangible assets	344,608	344,608
Total assets	1,458,287	1,426,360

Deferred race event and other income	61,981	33,868
Total current liabilities	99,558	70,996
Credit facility borrowings	-	-
Total long-term debt (excluding deferred financing costs)	200,720	200,887
Total liabilities	521,869	491,605
Total stockholders' equity	936,418	934,755